SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C.  20549

                              FORM 8-A/A

                          (AMENDMENT NO. 1)


          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

              PURSUANT TO SECTION 12(B) OR 12(G) OF THE

                   SECURITIES EXCHANGE ACT OF 1934



                   OPTICAL COATING LABORATORY, INC.

        (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                                  68-0164244

    (STATE OF INCORPORATION OR ORGANIZATION)    (I.R.S. EMPLOYER
                                                IDENTIFICATION NO.)



      2789 NORTHPOINT PARKWAY
      SANTA ROSA, CALIFORNIA                        95407

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)        (ZIP CODE)


If this form relates to the registration of      If this form relates
a class of securities pursuant to Section        to the registration of a
12(b) of the Exchange Act and is effective       class of securities
pursuant to General Instruction A.(c),           pursuant to Section 12(g)
please check the following box. [ ]              of the Exchange Act and
                                                 is effective pursuant
                                                 to General Instruction
                                                 A.(d), please check the
                                                 following box. [X]

  SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

           Title of Each           Class Name of Each Exchange on Which
        to be so Registered           Each Class is to be Registered
        -------------------        ------------------------------------
               None

  Securities to be registered pursuant to Section 12(g) of the Act:

               Common Stock, $0.01 par value per share

                           (Title of Class)

Item 1.   Description of Registrant's Securities to be Registered

     This Amendment No. 1 to the Registration Statement on Form 8-A of Optical Coating Laboratory, Inc. ("OCLI") amends the description of OCLI's common stock included in a registration statement on Form 8-A originally filed with the Securities and Exchange Commission. The following summary of certain provisions of the common stock and preferred stock highlights certain provisions of the OCLI restated articles of incorporation, as amended and the OCLI bylaws, as amended, and is not complete. You should read carefully the certificate and bylaws, which are included (by incorporation by reference) as exhibits to this Amendment No. 1 to the Registration Statement on Form 8-A.

General

     We have authorized capital stock of 30,000,000 shares of common stock, $0.01 par value, and 100,000 shares of preferred stock, $0.01 par value. As of March 31, 1999, 12,6504,346 shares of common stock were outstanding, held by 858 stockholders of record.

Common Stock

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may declared from time to time by the board out of funds legally available therefor.

     In the event of a liquidation, dissolution or winding up of OCLI, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock are, and the shares of common stock be outstanding upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

     The board is authorized, without further stockholder action, to issue up to 100,000 undesignated shares of preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, preemption rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences of such shares of the preferred stock. The board has previously designated 10,000 shares of preferred stock as Series A Preferred Stock in connection with our stockholders' rights plan described below, none of which have been issued, and 15,000 shares as Series B Cumulative Convertible Preferred Stock, of which 6,650 remain available for future issuance. The issuance of any series of preferred stock could adversely affect the rights of the holders of common stock by restricting dividends on, diluting the power of, or impairing the liquidation rights of common stock, or delaying, deferring or preventing a change in control of OCLI. We have no present plans to issue any preferred stock.

Transfer Agent

     Our transfer agent and registrar for our common stock is ChaseMellon Shareholder Services.

Anti-Takeover Provisions in Charter Documents

     We have adopted provisions in our Amended and Restated Certificate of Incorporation that do the following: eliminate the right of stockholders to call a special meeting of stockholders; require stockholders to give us advance notice of intent to nominate directors or bring matters before a meeting of stockholders; and limit the ability of stockholders to take action by written consent or remove a director without cause.

     We also have a stockholders' rights plan, commonly referred to as a "poison pill," that makes it difficult, if not impossible, for a person to acquire control of us without the consent of our Board of Directors.

These provisions could adversely affect the rights of the holders of common stock by delaying, deferring or preventing a change in control of OCLI.

Effect of Delaware Anti-Takeover Statute

     We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless:

     prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; and

     on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include: any merger or consolidation involving the corporation and the interested stockholder, any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and the receipt by the "interested stockholder" of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Item 2.     Exhibits

      The following exhibits are filed as a part of this Registration
Statement:

Exhibit No.                          Description
---------------     -----------------------------------------------


       1            Restated Certificate of Incorporation of the
                    Registrant, as amended. (Incorporated by reference to Exhibit 4(a) of the Registrant's
                    Report on Form 10-Q for the quarter ended July 31, 1988.


       2            Bylaws of the Registrant, as amended.
                    (Incorporated by reference to Exhibit (3)(b) of the Registrant's Report on Form 8 under Item 5 dated November 20, 1997.

                              SIGNATURE

  Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in Santa Rosa, California on May 5, 1999.

                      OPTICAL COATING LABORATORY, INC.

                      By:   /s/ CRAIG B. COLLINS
                      --------------------------

                      Craig B. Collins
                      Vice President, Finance and
                      Chief Financial Officer


                            EXHIBIT INDEX




      The following exhibits are filed as a part of this Registration
Statement:

Exhibit No.                          Description
----------------    -----------------------------------------------

       1            Restated Certificate of Incorporation of the
                    Registrant, as amended. (Incorporated by reference to Exhibit 4(a) of the Registrant's
                    Report on Form 10-Q for the quarter ended July 31, 1988.


       2            Bylaws of the Registrant, as amended.
                    (Incorporated by reference to Exhibit (3)(b) of the Registrant's Report on Form 8 under Item 5 dated November 20, 1997.